                                                              Exhibit 99
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                 Record Fiscal Year 2002 Operating Net Income

TORRANCE, Calif. April 30, 2002 -- Toyota Motor Credit Corporation ("TMCC"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), today announced record operating net income of $220 million for its fiscal year ending March 31, 2002. This represents an increase in operating net income of $114 million (108%) over the fiscal year ending March 31, 2001. Operating net income for the fourth quarter ending March 31, 2002 was $72 million, an increase of $41 million (132%) over the same period in the prior fiscal year. The strong performance is primarily attributed to asset and revenue growth and an improvement in net interest margin. The net margin increase was partially offset by higher credit and disposition losses and increased operating costs associated with the restructuring of field operations and technology projects. Operating net income excludes the effect of market value changes related to the application of SFAS 133 and 138.

TMCC also announced record pretax operating income of $360 million for its fiscal year ended March 31, 2002. This represents an increase of $176 million (96%) over the fiscal year ending March 31, 2001. Pretax operating income for the fourth quarter ending March 31, 2002 was $119 million, an increase of $64 million (116%)over the same period in the prior fiscal year. Pretax operating income, used for internal reporting purposes only, excludes the effect of market value changes related to the application of SFAS 133 and 138 and includes an adjustment for upfront fees on swaps, premiums on caps and net premium\discount on debt. These fees are deferred and amortized as a component of pretax operating income.

Finance volume for fiscal 2002 of $17.8 billion exceeded the prior year by $4.4 billion (33%). Managed assets grew to $35.7 billion at March 31, 2002 representing an increase of $4.0 billion (13%) from a year earlier. "We ended fiscal 2002 on a strong note with fourth quarter operating net income of $72 million," said George Borst, President and CEO. "We were able to increase our market share penetration of Toyota and Lexus financed vehicle sales to consumers from 32% for the twelve months ended March 31, 2001 to nearly 38% in fiscal 2002. This contributed to the strong growth in fiscal 2002 finance volume and managed assets and, together with a favorable net interest margin, resulted in a strong year."

Net charge-offs for fiscal 2002 totaled .59%, an increase of 15 bps over the prior year but remained unchanged from December 31, 2001. TMCC also experienced an increase in contractual delinquency during fiscal 2002 with 60+ day delinquency growing by 19 bps to .40% at March 31, 2002. The increased delinquency experience is a result of a number of factors including the recent economic downturn, a full year under the expanded tiered pricing program for both retail and lease contracts and the restructuring of the field operations.

Net income for fiscal 2002 totaled $243 million, including the effect of SFAS 133 and 138 mark to market adjustments on debt and derivative contracts.
TMCC uses derivative contracts as part of its interest rate risk management program. The mark to market adjustments on derivatives and the related debt obligations are determined in accordance with Financial Accounting Standards Board Pronouncement Numbers 133 and 138.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through Toyota Motor Credit Corporation and extended service contracts through Toyota Motor Insurance Services ("TMIS"). TFS\LFS currently employs over 2,600 associates nationwide, and has managed assets of over $35 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

This news release contains certain forward-looking statements that are subject to risks and uncertainties. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-KT for the transitional year ended March 31, 2001 and the Form 10-Q/A for the three and nine months ended December 31, 2001, filed with the Securities and Exchange Commission. TMCC undertakes no obligation to update or revise any forward-looking statements.

                                    Toyota Motor Credit Corporation
                                         Financial Highlights (8)
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
Condensed Financial Information ($ Millions)
-------------------------------------------
                                                                                   Twelve Months
                                   Three Months Ended or at     % Change            Ended or at
                                ------------------------------    Prior         -------------------
                                3/31/02    12/31/01   3/31/01     Year          3/31/02    3/31/01    % Change
                                --------   --------   --------  --------        --------   --------   --------
Revenues:
  Net Financing Revenues (1)    $    287   $    257   $    157     83%          $    968   $    627      54%
  Other Revenues                      97         64        100     -3%               291        242      20%

Expenses:
  Operating Costs & Other            168        187        149     13%               636        521      22%
  Provision for Credit Losses         97         65         53     83%               263        164      60%
                                --------   --------   --------                  --------   --------

Pretax Operating Income (1)     $    119   $     69   $     55    116%          $    360   $    184      96%
                                ========   ========   ========                  ========   ========

Operating Net Income (2)        $     72   $     37   $     31    132%          $    220   $    106     108%
                                ========   ========   ========                  ========   ========

Net Income (3)                  $    110   $     62   $     24    358%          $    243   $     89     173%
                                ========   ========   ========                  ========   ========

Key Data ($ Millions)
--------------------

Contract Volume
---------------
  Retail                        $  3,042   $  3,367   $  1,956     56%          $ 12,027   $  7,537      60%
  Lease                            1,391      1,246      1,564    -11%             5,759      5,830      -1%
                                --------   --------   --------                  --------   --------
      Total Volume              $  4,433   $  4,613   $  3,520     26%          $ 17,786   $ 13,367      33%
                                ========   ========   ========                  ========   ========

Market Share (4)
------------
  Retail                           26.1%      28.6%      17.5%                     25.9%      18.0%
  Lease                            11.7%       9.3%      15.2%                     11.6%      14.1%
                                   ----       ----       ----                      ----       ----
      Total Market Share           37.8%      37.9%      32.7%                     37.5%      32.1%
                                   ====       ====       ====                      ====       ====

Credit Quality
--------------
  60+ Day Contractual
    Delinquency                    0.40%      0.39%      0.21%
  Annualized Credit Loss Ratio     0.59%      0.59%      0.44%

Balance Sheet Information
-------------------------
  Net Earning Assets (5)
    Retail                      $ 13,262   $ 13,494   $  8,937     48%
    Lease                         13,417     13,207     13,296      1%
    Wholesale & Other              4,429      4,384      4,392      1%
                                --------   --------   --------
      Total                     $ 31,108   $ 31,085   $ 26,625     17%
                                ========   ========   ========

Allowance for Credit Losses     $    283   $    269   $    227
  % of Gross Earning Assets        0.90%      0.86%      0.85%

Total Assets                    $ 34,260   $ 33,446   $ 29,214
Notes and loans payable (6)     $ 27,026   $ 26,573   $ 22,194
Capital Stock                   $    915   $    915   $    915
Retained Earnings               $  1,820   $  1,710   $  1,581

Managed Information
-------------------
  Managed Assets (5) (7)
    Retail                      $ 17,842   $ 17,230   $ 12,998     37%
    Lease                         13,407     13,345     14,306     -6%
    Wholesale & Other              4,429      4,384      4,392      1%
                                --------   --------   --------
      Total                     $ 35,678   $ 34,959   $ 31,696     13%
                                ========   ========   ========


(1) Before the favorable/(unfavorable)effect of SFAS 133/138 mark to market adjustment (before income taxes) of $64 million, $42 million and $(12) million for the three months ended March 31, 2002,
    December 31, 2001 and March 31, 2001, respectively, and $38 million and $(23) million for the fiscal years ended March 31, 2002 and March 31, 2001, respectively.  Includes the favorable (unfavorable) pretax adjustment for upfront fees on swaps, premium on caps and net premium\discount on debt of $3 million,
    $7 million and $3 million for the three months ended March 31, 2002, December 31, 2001 and March 31, 2001, respectively, and $(4) million and $6 million for the fiscal years ended March 31, 2002 and March 31, 2001, respectively.
(2) Before the favorable/(unfavorable) SFAS 133/138 mark to market adjustment (net of income tax effect) of $38 million, $25 million and $(7) million for the three months ended March 31, 2002,
    December 31, 2001 and March 31, 2001, respectively, and $23 million and $(17) million for the fiscal years ended March 31, 2002 and March 31, 2001, respectively.
(3) After the favorable/(unfavorable) SFAS 133/138 mark to market adjustment (net of income tax effect) of
    $38 million, $25 million and $(7) million for the three months ended March 31, 2002,December 31, 2001 and March 31, 2001, respectively, and $23 million and $(17) million for the twelve months ended
    March 31, 2002 and 2001, respectively.
(4) Market share represents penetration of Toyota and Lexus vehicle financed sales to consumers.
(5) Net of allowance for credit losses.
(6) Notes and Loans Payable at March 31, 2002 includes notes payable related to a securitization of finance receivables accounted for as on balance sheet collateralized borrowings.
(7) Includes securitized retail and lease assets.
(8) All prior periods have been conformed to current period presentation.
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